Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of S&T Bancorp, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 26, 2024, with respect to the consolidated financial statements of S&T Bancorp, Inc., and the effectiveness of internal control over financial reporting of S&T Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
December 5, 2024